Exhibit 10.1

AMENDMENT TWO TO THE
LOGISTICS SERVICES AGREEMENT

This Amendment Two to the Logistics Services Agreement (“Amendment”) is made and entered into as of April 30, 2015, by and between Ozburn-Hessey Logistics, LLC (“Contractor”) and Cambium Learning, Inc. (“Client”) collectively referred to as the (“Parties”).

WHEREAS Contractor and Client entered into a Logistics Services Agreement dated February 22, 2012, (the “Agreement”);

WHEREAS Contractor and Client wish to amend the Agreement terms and conditions as contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and Amendment, Contractor and Client agree as follows:

1.	The Parties agree to extend the term of the Agreement until May 31, 2018. Following May 31, 2018, the Agreement will renew for consecutive twelve month periods absent notice to terminate as written within the Agreement, or this Amendment.

2.	Effective as of January 1, 2015, the Parties agree the rates for Warehousing and Distribution Services shall be amended as stated within the following Warehousing and Distribution Services Rates.

[REDACTED]

3.	Contractor shall have approximately 160,000 square feet available for Client. Following a 145 day written notice Client may reduce the amount of allocated square feet. In the event such space becomes unavailable at 4015 Lakeview Corp Drive, Edwardsville, IL 62025 (also known as 4015 Oldenburg Rd Edwardsville, IL 62025) subject to market availability, Contractor agrees to relocate the services performed for Client provided, however, that the Client approves of the replacement facility and its location (St. Louis area), that resources providing Client’s services will not be impacted, and the relocation will be at Contractor’s cost.

4.	Contractor agrees that the Storage Facility Expense Rent ($0.408 per sq. ft) as referenced above in the Warehousing and Distribution Service Rates will not change until May 31, 2018, unless mutually agreed upon between the Parties in writing.

5.	The Parties agree to conduct a quarterly business review at the conclusion of each business quarter.

6.	Section 7 A Termination for Convenience shall be amended by adding the following to the existing language within this section.

Termination for Convenience (Transportation Services Only). Either party may terminate the Agreement, in whole or in part, by providing a thirty (30) day written notice. Following termination Client will pay all unpaid charges.

7.	Exhibit D as stated within the Agreement shall be restated in the entirety within Exhibit D attached and incorporated herein. Revisions to the Exhibit D modify the pricing model to a monthly management fee, revises the value service methodology with a pain/gain share metric, updates freight assumptions, updates named origin points, and adjusts Network Design and IT Modification rates. Monthly management fee will be invoiced on the first day of each month.

All terms of the Agreement not specifically modified herein remain unchanged.

In witness whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives.

Ozburn-Hessey Logistics, LLC

/s/ Randy Tucker

Randy Tucker, President Contract Logistics and Transportation Management
Date: May 11, 2015
Cambium Learning, Inc.
/s/ Barbara Benson

Date: April 30, 2015

EXHIBIT D – Warehousing and Distribution Services Rates

[REDACTED]